SHARE PURCHASE AGREEMENT

between

Mr. Fernando Fernández Tapias,

Mr. Borja Fernández-Tapias Riva,

Ms. Nuria González Sánchez,

Doble A Promociones S.A,

Mr. Carlos Soto Otero,

Mr. Melanio Enriquez Moure,

Ms. Claudia Jorge Fernández,

and

TEEKAY Shipping Corporation

Madrid, 15 March 2004

INDEX

1.     SALE AND PURCHASE                                                                               9

2.     PURCHASE PRICE PAYMENT.                                                                        10

3.     ESCROW ACCOUNT                                                                                 10

4.     REPRESENTATIONS AND WARRANTIES                                                                 17

5.     INDEMNITY                                                                                      39

6.     PERIOD BETWEEN SIGNING AND CLOSING DATE                                                        46

7.     JOINT COMPANY FOR NEW PROJECTS                                                                 50

8.     EXCHANGE RATE (EURO-US$)                                                                       50

9.     CONDITIONS PRECEDENT TO CLOSING                                                                51

10.    CLOSING AND CLOSING DATE                                                                       55

11.    OTHER OBLIGATIONS OF THE PURCHASER                                                             58

12.    CONFIDENTIALITY                                                                                58

13.    ASSIGNMENT                                                                                     59

14.    NEW BUSINESS                                                                                   59

15.    SOLE AGREEMENT. WAIVER                                                                         60

16.    PUBLIC INSTRUMENT. SCHEDULES                                                                   60

17.    SEVERABILITY                                                                                   61

18.    TAXES AND EXPENSES                                                                             61

19.    SELLERS' REPRESENTATIVE.                                                                       61

20.    NOTICES                                                                                        63

21.    LANGUAGE                                                                                       64

22.    APPLICABLE LAW. JURISDICTION                                                                   64

SHARE PURCHASE AGREEMENT

In Madrid on March 15, 2004.

BY AND BETWEEN

ON THE ONE HAND,

MR. FERNANDO FERNÁNDEZ TAPIAS, a Spanish citizen, of legal age, married on separation of states, resident at Calle Lanzahita, 8, Madrid (Spain), and bearing National Identity no. 35208700-R, acting in his own name and in the name and on behalf of: (i) the Spanish company Naviera F. Tapias, S.A. in his capacity as authorised representative by virtue of a deed granted before the Notary of Madrid, Mr. Francisco Echavarri Lomo, on September 20, 2000 with number 2363 of the Notary’s Protocol, for the purposes of Clause of 9,

(hereinafter "Mr. Fernandez Tapias")

MS. NURIA GONZÁLEZ SÁNCHEZ, a Spanish citizen, of legal age, married on separation of states, resident at Lanzahita, 8, Madrid (Spain), and bearing National Identity no. 12752964-U, acting in her own name.

(Mr. Fernández Tapias and Ms. Nuria González Sánchez shall be jointly referred in this agreement as the “NUFER Sellers”)

DOBLE A PROMOCIONES, S.A., a Spanish company with registered office in Madrid, Calle Claudio Coello, 14, and entered at the Commercial Registry of Madrid on Volume 1878, Leaf 199, sheet M-33754, represented by Mr. Ladislao de Arriba Azcona, a Spanish citizen, of legal age, married, resident at Calle Claudio Coello, 14,, Madrid (Spain), and bearing National Identity no. 10546259-T, by virtue of a deed granted before the Spanish Notary Mr. José María de Prada Guaita on 16 December 2003 with number 4942 of the Notary’s Protocol.

MR. CARLOS SOTO OTERO, a Spanish citizen, of legal age, married on joint property, resident at Calle Doctor Cadaval, 4 bis Vigo (Spain), and bearing National Identity no. 35927487-S, acting in his own name and in the name of his wife, Ms. Guillermina Fernández Tapias of legal age, married on joint property, with domicile at Calle Doctor Cadaval, 4 bis Vigo, with NIF 35970410-O, by virtue of the public deed of power of attorney granted before the Notary of La Coruña, Mr. José Piñeiro Prieto on July 3, 2000, with number 1224 of the Notary’s Protocol.

MR. MELANIO ENRÍQUEZ MOURE, a Spanish citizen, of legal age, married in joint property, resident at Calle Gran Vía 31, 4º, Vigo, (Spain), and bearing National Identity no. 35877918-B, acting in his own name and in the name of his wife, Ms. Julia Alonso Duque, with by virtue of the public deed of power of attorney granted before the Notary of La Coruña, Mr. Alberto Casal Rivas on August 13, 1958 with number 1932 of the Notary’s Protocol.

MS. CLAUDIA JORGE FERNÁNDEZ, a Spanish citizen, of legal age, married in joint property, resident at Calle Fernando González, 7, La Coruña, (Spain), and bearing National Identity no. 32103487-H, represented by her husband, Mr. Domingo Alvarez-Arenas Caramelo, a Spanish citizen, of legal age, married, with domicile at C/ Fernando Gonzalez, 7 y 9, La Coruña, and D.N.I. number 32471638-P, by virtue of the public deed of power of attorney granted before the Notary Public of La Coruña Mr. Francisco Manuel Ordoñez Arman on November 17, 1992, with number 2887 of his protocol..

(Doble A Promociones, S.A., Mr. Soto Otero, Mr. Enriquez Moure, and Ms. Jorge Fernandez shall be jointly referred in this agreement as the "Minority Sellers").

(The NUFER Sellers and the Minority Sellers shall be jointly referred in this Agreement as the “Sellers”).

MR. BORJA FERNÁNDEZ-TAPIAS RIVA, a Spanish citizen, of legal age, married, resident at Calle Cantos Negros, 14, 28023 Madrid (Spain), and bearing National Identity no. 5204539-F, as owner of one share of Naviera F. Tapias Gas, S.A,

AND ON THE OTHER HAND,

TEEKAY SHIPPING CORPORATION, a company organized under the laws of the Marshall Islands, with its head office at TK House, West Bay St., & Blake Road, Nassau, The Bahamas, represented by Mr. Peter Evensen, Executive Vicepresident and Chief Financial Officer (hereinafter the “Purchaser”)

Purchaser and Sellers are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

The Parties, as they act, mutually declare to one another that they have the sufficient legal capacity to enter into this agreement (the “Share Purchase Agreement” or the “Agreement”).

WHEREAS

I.	The NUFER Sellers are the sole and lawful owners of the quotas representing 100% of the capital of NUFER IBERIA, SL (the “NUFER Quotas”), a Spanish company with its registered office in Madrid, C/ Musgo, nº 5, La Florida 28023, Spain, and entered at the Commercial Registry of Madrid on Volume 18323, Leaf 55, Page M-317738 (hereinafter “NUFER”).

NUFER owns, among other shareholdings, 72.809% of the share capital of Naviera F. Tapias, S.A. (hereinafter “the NFT NUFER Shares”), a Spanish company with its registered office in Madrid, C/ Musgo, nº 5, La Florida 28023, Spain, and entered at the Commercial Registry of Madrid on Volume 8043, Leaf 88, Page 77488 (hereinafter “NFT”). The NUFER Sellers declare that NUFER was incorporated in 2002 and since its incorporation it has acted as a holding company owning the NFT NUFER Shares and shares in two other companies, with no other material assets and liabilities.

The Minority Sellers own the remaining 27.191% of the share capital of NFT, in the proportions set out in Schedule I.1 (the “NFT Minority Shares”).

All and only all the NFT NUFER Shares and the NFT Minority Shares are referred hereinafter collectively as the “NFT Shares”)

Schedule I.2 describes the numbers and titles or deeds of ownership of the NUFER Quotas, the NFT NUFER Shares and the NFT Minority Shares respectively held by the NUFER Sellers, NUFER and NFT Minority Sellers.

(The NUFER Quotas and the NFT Minority Shares shall be jointly referred to in this Agreement as the “Shares”).

II.	NFT owns and operates an oil shipping business (referred to as the “Tanker Business”) which consists of:

1.	the oil tankers listed in Schedule II.1 (this Schedule includes the M/V “Tito Tapias”, which as of the date of this Agreement is owned by a subsidiary of NFT, but which will be transferred to and owned directly by NFT prior to the Closing Date, as defined in Clause Eleven) (each referred to as an “Oil Tanker” and collectively as the “Oil Tankers”);

2.	charter party agreements relating to the Oil Tankers listed in Schedule II.2 (the “Oil Tankers Charter Party Agreements”);

3.	financing agreements and related guarantees relating to the Oil Tankers listed in Schedule II.3 (the “Oil Tankers Financing Agreements”);

4.	agreements for the construction and delivery of certain new oil tankers listed in Schedule II.4 (the “Oil Tankers Shipbuilding Agreements”); and

5.	all other agreements entered into in the ordinary course of business, and all business and accounting records, including the office furniture (with the exception of the office furniture corresponding to the office and meeting room of Mr. Fernandez Tapias) and the right to occupy the office premises, relating to the operation of the Tanker Business as a going concern.

III.	NFT also owns and operates a LNG shipping business (the “LNG Business”) which consists of:

1.	four 99.99%owned Spanish subsidiaries namely Naviera F. Tapias GAS, S.A., Naviera F. Tapias GAS II, S.A., Naviera F. Tapias GAS III, S.A. and Naviera F. Tapias GAS IV, S.A. (the “LNG Companies”) which are beneficial owners and legal owners or have full possession and hold an exclusive and legally enforceable purchase option, which option is described in Schedule III.1 (a), to become legal owners, as the case may be, of the LNG vessels as listed in Schedule III.1 (b) (hereinafter the “LNG Vessels”).

2.	charter party agreements relating to the LNG Vessels as listed in Schedule III.2 (the “LNG Charter Party Agreements”);

3.	financing agreements and related guarantees as listed in Schedule III.3 (the “LNG Financing Agreements”);

4.	agreements for the construction and delivery of certain new building LNG vessels as listed in Schedule III.4 (the “LNG Shipbuilding Agreements”);

5.	Naviera F. Tapias Servicios Marítimos, S.A, a Spanish company with registered office in Madrid, C/ Musgo, nº 5 , La Florida 28023, Spain, and entered at the Commercial Registry of Madrid on Volume 19038, Leaf 10, Page M-332816 (owned by each of the four LNG Companies in equal 25% stakes) mainly engaged in the crewing of LNG Vessels (“NFT Servicios Marítimos”); and

6.	all other agreements entered into in the ordinary course of business, and all business and accounting records and other assets, including office furniture (with the exception of the office furniture corresponding to the office and meeting room of Mr. Fernandez Tapias), and right to occupy the office premises relating to the operation of the LNG Business as a going concern.

IV.	The Tanker Business and the LNG Business are hereinafter jointly referred to as the “Shipping Business”). NFT owns and operates the Shipping Business directly and indirectly through the subsidiary companies listed in Schedule IV.1, (the Schedule shall exclude NFT´s subsidiary, Naviera Nellamar España, S.L. for which company no representations and warranties shall be made) (the subsidiary companies are collectively referred to as the “NFT Subsidiaries”).

NFT together with NFT Subsidiaries are hereinafter collectively referred to as the “NFT Group”. Any and all references made in this Agreement to NFT Group should be deemed to be made to NFT, each of the LNG Companies and NFT Servicios Marítimos, collectively and/or individually as appropriate.

NFT owns, among other shareholdings, 99.99% of the share capital of each and all of the LNG Companies. The 0,01% of the share capital of the LNG Companies is owned by Mr. Fernández Tapias and Mr. Borja Fernández-Tapias Riva (hereinafter the “NFT Subsidiaries Shares”).

Schedule IV.2 describes the numbers and titles or deeds of ownership of the NFT Subsidiaries Shares.

V.	NUFER holds, as of the date of today, certain other assets and liabilities, as described in Schedule V.1., which are not related to the Shipping Business and which shall be sold and transferred by NUFER prior to the Closing Date of the transaction contemplated in this Agreement (the “NUFER Non Related Assets and Liabilities”) so that on the Closing Date NUFER will only hold the NFT NUFER Shares.

NFT holds, as of the date of today, certain other assets and liabilities, as described in Schedule V.2., which are not related to the Shipping Business and which shall be sold and transferred by NFT prior to the Closing Date of the transaction contemplated in this Agreement (the “NFT Non Related Assets and Liabilities”) so that on the Closing Date NFT will only hold the Shipping Business.

The NUFER Non Related Assets and Liabilities and NFT Non Related Assets and Liabilities are hereinafter collectively referred to as “Non Related Assets and Liabilities”.

VI.	The Purchaser has carried out before the execution of this Agreement a limited due diligence on the legal, tax, financial and technical aspects of the Shipping Business . Also, a physical examination of certain of the Oil Tankers and the LNG Vessels has been carried out by the Purchaser (the “Due Diligence”).

VII.	The Purchaser wishes to acquire the Shipping Business as a going concern by means of the acquisition of the Shares from the Sellers and by these means indirectly acquire the NFT Subsidiaries Shares and the Sellers wish to sell the Shipping Business to the Purchaser by means of the transfer of the Shares and by these means indirectly sell the NFT Subsidiaries Shares. For such purposes, the Purchaser and the Sellers have maintained conversations which have led to the execution of the Offer Letter dated February 27, 2004, and in connection therewith the Purchaser and the Sellers enter into this Share Purchase Agreement

CLAUSES

1.	SALE AND PURCHASE

1.1	Purpose

The purpose of this Agreement is the transfer, by way of the sale and purchase of the Shares, of the ownership of 100% of NUFER, the ownership of 100% of NFT, directly and indirectly, and, by these means indirectly 100% of NFT Subsidiaries and any other rights, obligations and legal relationships of these companies, excluding the Non Related Assets and Liabilities, and including the M/V “Tito Tapias”

1.2.	Subject to the Conditions Precedent set out in Clause 9.3, the Purchaser hereby purchases the NUFER Quotas from the NUFER Sellers and the NFT Minority Shares from the Minority Sellers and the NUFER Sellers and the Minority Sellers, as fully legal owners thereof hereby respectively sell to the Purchaser the NUFER Quotas and the NFT Minority Shares, with all rights, free from any liens and encumbrances whatsoever, as a means to acquire NUFER, the NFT Group and consequently the Shipping Business.

1.3.	This sale and purchase of the Shares (the “Sale and Purchase”) shall be completed on the Closing Date (as such term is defined in Clause 10 below) by means of the transfer of title of the Shares and payment of the Purchase Price, subject to the terms and conditions of this Agreement.

1.4.	Prior to the Closing Date, the Non Related Assets and Liabilities shall be sold and transferred by NFT and NUFER so that on said date NFT will only hold the Shipping Business and NUFER will only hold the NFT NUFER Shares. Furthermore, NFT shall own and operate at Closing Date the M/V “Tito Tapias”.

1.5.	The Sale and Purchase is conditional upon the simultaneous sale of all the Shares, subject notwithstanding to the provisions of Clause 9 below.

2.	PURCHASE PRICE PAYMENT.

2.1	The price of the Shares is fixed at US DOLLARS TWO HUNDRED AND SEVENTY FIVE MILLION (USD 275,000,000).

2.2	The price for the Sale and Purchase of the Shares shall be equal to the sum of the amounts indicated in paragraph 2.1, paragraph 2.3 and the Price Adjustment (as defined under paragraph 2.5.) (the “Purchase Price”), net and free of banking charges, to be distributed among Sellers in the proportions set forth in Schedule 2.2.

2.3	The price indicated in 2.1. above shall be increased by the interest rate of 5% per annum (which interest shall form an integral part of the Purchase Price) accrued during the period between January 1, 2004 and the Closing Date. This interest shall be calculated and accrued on the Purchase Price minus the allocated value indicated in Schedule 2.3 to the LNG Vessels and Oil Tankers under construction and minus the Payment on Account.

2.4	The Purchase Price less the Payment on Account shall be paid as of the Closing Date, value same date, by wire transfer to the bank account as designated by the Sellers for such purposes against transfer to Purchaser of full title of the Shares. The Sellers shall acknowledge full receipt at the Closing Date of the total Purchase Price. Simultaneously the Sellers shall settle any related-party amounts payable to NFT or NUFER on the Closing Date.

2.5	Closing price adjustments

On the date of this Agreement, the Minority Sellers and/or the NUFER Sellers, as the case may be, have provided the Purchaser with:

(i)	the December 31, 2003 draft statutory balance sheets, prepared as required by Spanish Law, of NFT and of NFT Subsidiaries (the “NFT Draft Balance Sheet” and, the “NFT Subsidiaries Draft Balance Sheet” referred, collectively, as the “NFT Group Draft Balance Sheet”) and the NFT Group consolidated draft balance sheets (the “NFT Consolidated Draft Balance Sheet”) which are attached herewith as Schedule 2.5.(i)

(ii)	the December 31, 2003 draft statutory balance sheet, prepared as required by Spanish Law, of NUFER (the “NUFER Draft Balance Sheet”) which is attached herewith as Schedule 2.5.(ii).

(iii)	the December 31, 2003 consolidated draft proforma balance sheets, prepared as required by Spanish Law, of NFT Group which shall be prepared following the same structure as the NFT Consolidated Draft Balance Sheet and shall comprise the NFT Draft Consolidated Balance Sheet after making the necessary adjustments upwards or downwards to dispose of the NFT non-related assets and liabilities and the acquisition of the M/V “Tito Tapias” (the “NFT Consolidated Draft Proforma Balance Sheet”) which are attached herewith as Schedule 2.5 (iii). The seller has prepared a Draft list of non-related assets and liabilities and a proforma adjustments list for illustrative purposes attached as schedule 2.5 (iv).

(iv)	the December 31, 2003 draft proforma balance sheets, prepared as required by Spanish Law, of NUFER which shall be prepared following the NUFER Draft Balance Sheet structure and shall comprise the NUFER Draft Balance Sheet after making the necessary adjustments upwards or downwards to dispose of the NUFER non-related assets and liabilities (the “NUFER Draft Proforma Balance Sheet”) which are attached herewith as Schedule 2.5.(v). The seller has prepared a draft list of non-related assets and liabilities and a proforma adjustment list for illustrative purposes attached as schedule 2.5 (vi).

The NFT Consolidated Draft Proforma Balance Sheet and NUFER Draft Proforma Balance Sheet to be referred, collectively, as the “Draft Proforma Balance Sheet.“As stated in clause 2.6 the Sellers shall provide the Purchasers with :

(i)	the audited NFT Consolidated Statutory Accounts, the audited NUFER Statutory Accounts, and the NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet, both as defined below;

(ii)	a preliminary calculation made by Sellers in good faith and following strictly the criteria described in this clause 2.5, of the adjustments to be made in order to calculate the Purchase Price.; and

These 2003 the audited NFT Consolidated Statutory Accounts and the audited NUFER Statutory Accounts audited Statements shall then be adjusted to reflect the actual net proceeds realised upon the disposal of the Non-Related Assets and Liabilities net of the acquisition of the M/V “Tito Tapias”; and adjusted for any unadjusted audit differences in excess of 10,000 Euros, not reflected in the 2003 audited Statutory Accounts, in order to form the Final Proforma NFT Consolidated and NUFER Balance Sheets (the “NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet”). These adjustments shall include the related tax burden duly justified, if any, resulting from the disposal of the Non-Related Assets and Liabilities, always provided that NFT will apply the reinvestment relief to capital gains triggered in the disposal of reference since M/V “Tito Tapias” will be the eligible asset in which NFT will reinvest the sale proceeds for tax purposes as stated in clause 6.1.

The Purchase Price shall then be adjusted (the “Price Adjustment”) taking into account the NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet, and items 2(c) and 2(d) below which refer to the period subsequent to December 31, 2003 up to and on April 15th 2004, from which date the Sellers commit not to pay or approve any dividend, extraordinary bonus or distribution ,as follows:

For NFT consolidated Proforma Balance Sheet:

(1)	upwards by:

(a)	Inventories (Existencias – F1), Debtors (Deudores – F2), Short term financial investements (Inversiones financieras temporales – F3), Cash and banks (Tesorería – F4+E) and Short term Deferred expenses (Ajustes por periodificacion – F5), included within the Current Assets caption;

(b)	Accrued interest (Gastos a distribuir en varios ejercicios – Intereses Diferidos Prestamos — C);

(c)	Restricted Long term deposits (B4.2) in Naviera F. Tapias Gas, SA and Naviera F. Tapias Gas II, SA and Naviera F. Tapias Gas III, SA, as set forth in Schedule 2.5.(v) minus US Dollars 8 million translated at the closing exchange rate as of December 31, 2003; and

(d)	Debt as set forth in Schedule 2.5 (vii) . For clarity purposes the parties acknowledge that this amount does not correspond with any accounting caption contained in the 2003 NFT Draft Consolidated Proforma Balance Sheet. The US dollar debt as set forth in this Schedule shall be translated at the exchange rates used in the NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet, if any. For greater clarity if the US dollar debt as set forth in the Schedule is equal to the actual US dollar debt owed by the NFT Group as stated in the Loan agreements there should no be Price Adjustment as a result of exchange rate differences. This rule shall prevail on any adjustment that could result from any other provision in this contract.(2) downwards by:

(a)	Total Liabilities and Shareholders Equity (Pasivo) minus:

(i)	Shareholders Equity (Fondos Propios — Z);

(ii)	Subsidies (Subvenciones – Y.2);

(iii)	Unrealized foreign exchange gains related to the NFT Group’s financing) (Diferencias positivas de cambio Y.1); and

(iv)	Provision for drydockings and repairs subsequent to Dec 31, 2003 (Prov. Para obras y reparac. Extraordinarias — X);

(b)	Agreed minimum working capital figure of Euro 0 million;

(c)	Dividends paid or approved to be paid after December 31, 2003 up to and including the Closing Date; and

(d)	Extraordinary bonus or distributions paid or approved to be paid after December 31, 2003 up to and including the Closing Date.

For illustration purposes and with no effect whatsoever in order to make Price Adjustments calculation, the parties based on the 2003 NFT Consolidated Draft Proforma Balance Sheet (set forth in Schedule 2.5.(viii)) the net adjustment would be Euro 12.26 million (upwards) .

Schedule 2.5 (ix) sets forth the remaining contractual payment of the NFT Group at December 31 2003. The extent to which the actual remaining contractual payments are different than those listed on the Schedule 2.5 (viii) it shall be an adjustment to the Purchase Price.

The Purchase Price shall also be adjusted (the “Price Adjustment”) taking into account NUFER Final Proforma Balance Sheet, and items 2(c) and 2(d) below which refer to the period subsequent to December 31, 2003 up to and on April 15th 2004, from which date the Sellers commit not to pay or approve any dividend, extraordinary bonus or distribution, as follows:

(1)	upwards by:

(a)	Inventories (Existencias), Debtors (Deudores), Short term financial investements (Inversiones financieras temporales), and Cash and banks (Tesoreia) included within the Current Assets caption;

(2)	downwards by:

(a)	Total Liabilities and Shareholders Equity (Pasivo) minus:

(i)	Shareholders Equity (Patrimonio Neto);

(b)	Dividends paid or approved to be paid after December 31, 2003 up to and including the Closing Date; and

(c)	Extraordinary bonus or distributions paid or approved to be paid after December 31, 2003 up to and including the Closing Date.

A further adjustment to be made downwards by:

(a)	Total bank debt, including any cancelation costs, in NUFER as provided for under Clause 9.7. in the amount as described in the relevant bank certificates to be issued in accordance to such Clause 9.7 to the extent not included in the Final Nufer Proforma Balance Sheet and not adjusted by the above adjustment.

2.6	To enable the Purchaser to calculate the adjustment to the Purchase Price, the Minority Sellers and the NUFER Sellers shall deliver to Purchaser on or prior to April 15th, 2004,:

(i)	the audited 2003 NFT Consolidated Statutory Accounts, the audited 2003 NUFER Statutory Accounts, and the NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet, both as defined under Clause 6.3.;

(ii)	together with a preliminary calculation made by Sellers in good faith and following strictly the criteria described in clause 2.5, of the adjustments to be made in order to calculate the Price Adjustment.; and

(iii)	any bank certificates to be provided pursuant to Clause 9.7.

On or before April 27th, 2004 Ernst & Young will issue a special report on (i) the NFT Final Consolidated Proforma Balance Sheet, (ii) the NUFER Final Proforma Balance Sheet and (iii) the Sellers´ calculation of the Price Adjustment. In connection with this process, the Sellers will obtain not later than by April 15, 2004 (x) an authorisation from NFT Group statutory auditors to allow Ernst & Young full access to its 2003 audit working papers, (y) full access to NFT Group management and any relevant documentation that might be deemed necessary to carry out its review of the Price Adjustment made by the Sellers and (z) the calculation of the Price Adjustment made by NFT Group statutory auditors.

The Sellers calculation of the Price Adjustment shall be reviewed by Ernst & Young based on the criteria described in Clause 2.5.

On or before 27 April 2004, Ernst & Young shall present to the Parties the new Price Adjustment and the Purchase Price shall have to be adjusted according to it for Closing on the Closing Date

However, if either party does not agree with the determination of the Price Adjustment as presented by Ernst & Young, the Parties shall appoint, -within a term of five (5) business days as from the Closing Date- an additional independent auditing firm to issue a new calculation of the Price Adjustment, such firm to be one of the big four international auditing firms (the “New Auditor”. The New Auditor shall have access to the documents referred to in this paragraph, may consult with the Ernst & Young and with the Seller’s auditor and management and shall, then, issue its calculation of the price adjustment (the “Final Price Adjustment”) which shall be binding among the parties. The difference between the result of the Price Adjustment as calculated by Ernst & Young and the result of the Final Price Adjustment shall be paid or reimbursed, as the case may be, within the term of five (5) business days from receipt of final report of the New Auditor containing the Final Price Adjustment.

The Ernst &Young’s and the New Auditor’s fees shall be paid among the parties on fifty percent basis.

3.	ESCROW ACCOUNT

3.1	Mr. Fernández Tapias will open an escrow account (the “Escrow Account”) with a bank (the “Bank”), pursuant to certain escrow agreement to be entered by Mr. Fernández Tapias, the Purchaser and the Bank (the “Escrow Agreement”) attached herein in Schedule 3.1., and Mr. Fernández Tapias shall give notice to the Purchaser that the Escrow Agreement has been formalised by the Bank and shall provide all relevant baking details. Within four business days as from receipt by the Purchaser of such notice, the Purchaser will deposit in the Escrow Account the amount of US Dollars THIRTY MILLION (USD 30,000,000) (the “Payment on Account”) as Payment on Account of the Purchase Price of the NUFER Quotas, owned by NUFER Sellers.

The Payment on Account shall be released to NUFER Sellers on the Closing Date as a part of the Purchase Price of the NUFER Quotas owned by NUFER Sellers, together with the interest accrued on the amount deposited from the date of this Agreement until the Closing Date. The remaining part of the Purchase Price of the NUFER Quotas owned by NUFER Sellers, together with the interest accrued thereon pursuant to the provisions of Clause 2.3 above shall be effectively paid to and received by NUFER Sellers on and as of the Closing Date, value same date, by wire transfer to the bank account designated by NUFER Sellers for such purposes.

3.2	The Payment on Account shall act as a guaranty of the obligations of the Purchaser under this Agreement, subject to the fulfilment of the Conditions Precedent indicated in Clause 9.3, so that in case the Sellers file or notify a claim to the Purchaser due to breach by Purchaser of such obligations, the Payment on Account, together with all interest accrued, shall be withheld in the manner set out in the Escrow Agreement until such claim has been resolved.

Should the Conditions Precedent listed on Clause 9.3 of this Agreement not be fulfilled by the Sellers as of the Closing Date the Payment on Account, together with the interest accrued thereof, shall be released forthwith to the Purchaser to an account specified by the Purchaser for that purpose free of any cost, fees, charges retention, etc.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	The Sellers make to the Purchaser the representations and warranties set out below in respect of NFT, NFT NUFER Shares, NFT Minority Shares, NFT Subsidiaries, NFT Subsidiaries Shares and the Shipping Business. No representations and warranties are made by the Sellers with respect to the NFT Non Related Assets and Liabilities, including Naviera Nellamar España, S.L., provided always that these are transferred and excluded in the terms as provided in this Agreement.

(A)	Title to the Shares

NUFER and the Minority Sellers are the lawful and sole owners of the shares representing 100% of the issued subscribed and paid up share capital of NFT (the “NFT Shares”).

NFT, Mr. Fernández Tapias and Mr. Borja Fernández-Tapias Riva are, directly or indirectly, the lawful and sole owners of the share capital of the NFT Subsidiaries Shares as set forth in Schedule 4.1 (A).

The LNG Companies are the lawful and sole owners of NFT Servicios Marítimos.

All the NFT Shares and NFT Subsidiary Shares are issued, subscribed and paid up.

(B)	Absence of Liens

All the NFT Shares and the NFT Subsidiary Shares are free and clear of restrictions to the exercise of the rights vested in them and of any claims, encumbrances, withholdings, liens, charges, reservations of ownership, options and claims of third parties, except as set forth in Schedule 4.1(B).

(C)	Legal Capacity

The Sellers have full capacity to execute and perform this Agreement, as well as the obligations contained herein, which does not infringe their corporate by-laws or any other legislation, administrative regulation, agreement, contract or undertaking by which they are bound. All the obligations arising from this Agreement are valid and binding for the Sellers and enforceable against them.

(D)	Due Organization

(i)	NFT Group are business corporations with limited liability, duly organized and validly existing under the laws of Spain, and they comply with the legal requirements of Company Law applicable to them.

(ii)	The NFT Group has not resolved upon their dissolution, merger or spin off and is not required by law to effect such a dissolution.

(iii)	The NFT Group has the capacity and authority to carry on their businesses in the manner they do so at present.

(E)	Capital Structure

(i)	All the NFT Shares and the NFT Subsidiaries Shares are validly issued, fully subscribed and paid up. If and to the extent of the pre-emptive right of acquisition in the terms set out in the by-laws of the NFT Group, there are no options or undertakings relating to shares in the NFT Group. There are no sale, purchase and sale option agreements, nor agreements which guarantee preferential rights of any kind to related and/or third parties and thus no person nor entity has the right to acquire shares of the NFT Group except as set forth in Schedule 4.1(E)(i). Neither are there increases or reductions of capital pending registration or in progress.

(ii)	The NFT Group has not issued nor agreed the issue of “bonos de disfrute” (founder’s shares), debentures or any other kind of security or financial instrument convertible into shares, unless otherwise indicated in Schedule 4.1(E)(ii).

(iii)	Since 31 December 2003 (the “Date of the Accounts”), the NFT Group has not distributed nor agreed to distribute any final or interim dividends neither have they distributed or agreed to distribute profits, reserves or funds in any other manner, or paid or agreed to pay any bonuses or other extraordinary payments or made or agreed to make any acquisitions, redemptions or reclassification of the shares in the NFT Group, except as set forth in Schedule 4.1(E)(iii) and as provided for in Clause 6 of this Agreement.

(iv)	The NFT Group does not own or hold as security shares of its own or of its controlling company.

(v)	The NFT Group has not furnished sureties, guaranties or bonds of any kind to third parties, except for those set out in Schedule 4.1(E)(v).

(vi)	Except as set forth in Schedule 4.1(E)(vi), since the Date of the Accounts and until the date of the Agreement, the NFT Group has not:

(a)	Issued or resolved to issue shares, debentures, options, warrants or any other securities.

(b)	Changed their corporate by-laws.

(c)	Increased or agreed to increase the compensation or established benefits of any kind in favour of any of the members of the body of administration.

(vii)	The NFT Group has been depositing their annual accounts with the Commercial Registry in compliance with existing legislation.

(viii)	The books or registers of any kind of the NFT Group are up to date and maintained in accordance with the legal requirements applicable, except where the non maintenance of such books and registers would not have a material adverse effect on the NFT Group.

In particular, the Minute Books of each of the companies of the NFT Group are duly legalised and contain the companies’ resolutions taken by the corporate bodies of the same from the date of its incorporation, except where the non legalisation and fulfilment of such Minutes Books would not have a material adverse effect on the NFT Group, and none of said companies’ resolutions having been challenged.

Such books and registers and whatever other documents (including documents relating to ownership and copies of all other resolutions which are in force to which any NFT Group was a party) which are the property of each NFT Group or which should be within their control or under their control, are within their effective power and under their control.

No notice has been received or claim made relating to the material incorrectness of any corporate document, or which must be corrected.

All of the resolutions and documents which must be delivered have been delivered or filed at the Mercantile Registry, except if the non or later delivery or filing of such resolutions and, documents would not have a material adverse effect on the NFT Group.

(F)	Financial Statements

The NFT Draft Balance Sheet, the NFT Subsidiaries Draft Balance Sheet, NFT Group Draft Balance Sheet and the NFT Consolidated Draft Balance Sheet (collectively, the “NFT Draft Balance Sheet”) and the NFT Consolidated Draft Proforma Balance Sheet on the date of this Agreement:

(a)	are complete, accurate and true and have been prepared in accordance with the applicable law and regulations and in accordance with SGAAP, as these have been applied by the NFT Group in previous fiscal years, except with respect to the NFT Non Related Assets and Liabilities, provided however that any such inaccuracy or lack of completeness under no event adversely affect the Purchaser’s rights under this Agreement ;

(b)	provide a true, fair and complete view of the equity and the financial situation of the NFT Group on the date of the same and of the results of its operations for the period closed on said date;

(c)	Duly set out all of the debts and debentures of the NFT Group

(d)	Duly set out and provide for all of the provisions which must be made or which should be made with respect to the NFT Group NFT Draft Balance Sheet;

On the Closing Date Since the Date of the Accounts:

(a)	there has been no occurrence in relation to the NFT Group which, in material terms, has adversely affected or could affect the equity, financial situation, results, assets goodwill or commercial operations of the NFT Group as reflected in the NFT Draft Balance Sheet nor in the NFT Draft Proforma Balance Sheet.

(b)	the NFT Group has with respect to the NFT Group continued to record all their assets, liabilities, operations, income and expenditure in their financial statements and in their books of account consistently with that indicated in the accounting principles set out in the NFT Draft Balance Sheet and the NFT Draft Proforma Balance Sheet .

(c)	there has been no change in the accounting policy nor in the valuation criteria applied by the NFT Group, except with respect to the NFT Non Related Assets and Liabilities provided however that any such change under no event adversely affects the Purchaser’s rights under this Agreement ; and

(d)	Unless otherwise indicated in Schedule 4.1.(F), no act or operation outside the scope of the ordinary course of business or market practice normally followed by the NFT Group has been commenced, effected, adopted or concluded, and the NFT Group has developed their activity as it has done in the past years.

(G)	Contracts, Agreements and Practices.

Schedule 4.1.(G) (i) is a list of all of the material contracts to which the NFT Group is a party, true copies of which were made available to the Purchaser for review during the limited Due Diligence and all of which are in full force and NFT Group has not taken any action to modify them or agreed to modify them and is not aware of any breach or action that would give rise to a breach of such contracts.

(H)	Subsequent Activities.

Since the Date of the Accounts and until the date of the Agreement, the NFT Group has not (a) Assumed any material obligation or liability outside the normal course of their businesses(b) Sold, assigned or otherwise disposed of or made subject to charges or encumbrances any of their assets, except in the normal course of their business.(c) Assumed any additional indebtedness, granted securities or changed the terms or conditions of those existing, given moneys on loan, advanced payments to any third party, outside the normal course of their respective businesses.(d) Cancelled any credit.(e) Sustained any labour dispute or other labour circumstances having a material adverse effect on the business, assets or results of the NFT Group operations.Changed the accounting principles except in the ordinary course of business of the NFT Group

(I)	Compliance with laws. Litigation

The NFT Group has conducted at all times its business in accordance with the substantial aspects of the laws and regulations applicable in those countries in which it carries on business, except where such failure would not have a material adverse effect on the NFT Group.

The Sellers to the best of their knowledge are not aware of any facts or circumstances that could give rise to a claim against the NFT Group which could reasonably be deemed to be material in relation to the transaction.

(J)	Payroll and Service Agreements

(i)	Attached hereto as Schedule 4.1(J)(i) is a list of the payrolls of the NFT Group, stating the length of service of the employees, their remunerations (for the purposes of this Agreement “remuneration” includes salary; remuneration in kind; extraordinary payments, bonuses; repayment of expenses; incentives; stock options, profit share schemes, travel, accident, sickness, invalidity, life or medical insurance; pensions schemes; company vehicles; loans; luncheon vouchers; or any other condition or benefit connected with employment (whether in cash or in kind), received by an employee, executive, manager or director of the NFT Group), whether they are permanent, temporary or other, and other conditions applicable to each category of employee. No substantial changes in respect of said conditions have occurred or are being negotiated neither is there any undertaking to substantially change them. Consequently, save for what is described in paragraph 4.1(J)(iii) below, the NFT Group does not have any other employees apart from those indicated in Schedules 4.1(J)(i), and/or the NFT Group has not entered into any commitment to to employ any other employee apart from those set out in Schedules 4.1(J)(i).

Unless otherwise in Schedule 4.1(J)(i), the contracts of employment have been executed and implemented complying with all substantial aspects of the legal and statutory requirements.

(ii)	The NFT Group has at all times complied with the law and regulations relating to the Social Security and health and safety at work, and has punctually and correctly made all of the payments due, and have provided the documentation due (including forms TC-1 and TC-2) and communications and information required, unless where such failure would not have a material adverse effect on the NFT Group.

Unless otherwise indicated in Schedule 4.1(K)(ii), the NFT Group complies, in all substantial aspects, with the provisions of all applicable statutory legislation, Collective Agreements in force and the employment contracts in force. The NFT Group does not have Pension Plans or other benefit plans nor is required by law to have them.

(iii)	Schedule 4.1(K)(iii) also sets out all the employment, executive and service contracts that the NFT Group has in effect with personnel not included in paragraph (i).

The NFT Group is up to date in performance of the obligations under the abovementioned contracts, which have been executed and implemented complying in all substantial aspects with the legal and statutory requirements.

(iv)	Except as set forth in Schedule 4.1(K)(iv), no substantial change has been made since the Date of the Accounts in the conditions of employment or in the contracts with officers or for services of the NFT Group except for those changes mandatory by law or under the applicable Collective Agreements, neither has the NFT Group engaged any additional personnel, outside the ordinary course of business.

(v)	Unless otherwise stated in Schedule 4.1(J)(v), no present or past employee, officer, manager or director of the NFT Group has the right to an indemnity for termination of the contract of employment or dismissal in excess of that which is established by the law or regulations or by the applicable collective bargaining agreements.

Unless otherwise stated in Schedule 4.1(J)(vi), the NFT Group is not involved in any court or arbitration procedure on labour matters

(K)	By-laws and powers of attorney

The existing By-laws of the NFT Group are as recorded in the relevant Commercial registries and no act amending the By-laws is pending registration.

The persons holding general powers of attorney to act representing the NFT Group and/or to draw from its bank accounts are those listed in Schedule 4.1(M). A copy of all said powers of attorney is enclosed to Schedule 4.1(M).

(L)	Subsidiaries and Branches

The NFT Group has no interests in other companies, subsidiaries or branches, except as set forth in Schedule 4.1(N).

(M)	Vessels and Spare Parts

(i)	Schedule 4.1(P)(i) indicates the Oil Tankers and the LNG Vessels which are all the transport shipping vessels which beneficial ownership corresponds to NFT, directly or indirectly, through the NFT Subsidiaries, together with their respective structure of ownership and correlative description. The Oil Tankers and the LNG Vessels are free from all charters, encumbrances, mortgages and maritime liens, except as set forth in Schedule 4.1(P)(i)bis.

(ii)	The conditions and the class of the Oil Tankers and the LNG Vessels are those described in their classification and trading certificates issued by the relevant Classification Societies attached herewith as Schedule 4.1(P)(ii) and at the time of the Closing, all such classification and trading certificates will be clear and valid.

(iii)	The Oil Tankers and the LNG Vessels are as they substantially were at the time of inspection by the Purchaser, fair wear and tear excepted.

(iv)	The Oil Tankers and the LNG Vessels are free of average damage affecting their class.

(v)	The Oil Tankers and the LNG Vessels have all their classification trading and statutory certificates and national certificates, as well as all other certificates, plans and technical documentation the Vessels had at the time of inspection by the Purchaser.

(vi)	The Oil Tankers and the LNG Vessels’ spare parts are in levels consistent with operational needs and are in the aggregate usable in the ordinary course of business and substantially at the same level of the time of inspection.

(N)	Capacity

This Agreement will create valid, binding and enforceable obligations for the Sellers on all its terms.

(O)	No conflict

The execution and performance of this Agreement and of the other documents which are to be executed or performed in accordance with the terms of this Agreement, together with the performance of all of the operations contemplated in this Agreement or in said documents, by the Sellers or by the NFT Group:

(a)	do not entail the breach of material laws, regulations, orders, norms or judgement applicable to the Sellers or the NFT Group;

(b)	to the best of the knowledge of the Sellers´ as of this date, do not require the Sellers to obtain any consent, approval or authorisation by the public authorities;

(c)	do not entail the breach of the provisions of the Articles of Association of the Sellers, as the case may be, or of the NFT Group.

The above representations and warranties (the “Representations and Warranties concerning the NFT Group”) are true and accurate as of the date of this Agreement as well as of the Closing Date and any reference to date of the Agreement shall be made, mutatis mutandi, to the Closing Date and any reference to the NFT Draft Balance Sheet or the NFT Draft Proforma Balance Sheet shall be made to the NFT Group Statutory Accounts, the NFT Consolidated Statutory Accounts and the NFT Final Consolidated Proforma Balance Sheet (for which purpose the Sellers shall issue the statements listed in Clause 10.2) and the Sellers shall modify accordingly the Schedules to this Agreement. For the sake of clarity, each representation and warranty made with respect to the NFT Group is made with respect to each company within the NFT Group, as if the representation and warranty had been repeated for each company within the NFT Group.

4.2	The NUFER Sellers make to the Purchaser the following representations and warranties with respect to NUFER (the “Representations and Warranties concerning NUFER”). No representation and warranties are made by the Sellers with respect to the NUFER Non Related Assets and Liabilities, provided always that these are transferred and excluded in the terms as provided in this Agreement.

(A)	Title to the Quotas

The NUFER Sellers are the lawful and sole owners of the NUFER Quotas, which constitute one hundred per cent (100%) of the issued, subscribed and paid in capital of NUFER.

(B)	Absence of Liens

The NUFER Quotas are free and clear of restrictions to the exercise of the rights vested in them and of any claims, encumbrances, withholdings, liens, charges, reservations of ownership, options and claims of third parties, except as set forth in Schedule 4.2(B).

(C)	Legal Capacity

The NUFER Sellers have full capacity to execute and perform this Agreement, as well as the obligations contained herein, which does not infringe any legislation, administrative regulation, agreement, contract or undertaking by which they are bound. All the obligations arising from this Agreement are valid and binding for the NUFER Sellers and enforceable against them.

(D)	Due Organization

(i)	NUFER is a business corporation with limited liability, duly organized and validly existing under the laws of Spain, and it complies with the legal requirements of Company Law applicable to it.

(ii)	NUFER has not resolved upon its dissolution, merger or spin off and is not required by law to effect such a dissolution.

(iii)	NUFER has the capacity and authority to carry on its businesses in the manner it does so at present.

(E)	Capital Structure

(i)	All the NUFER Quotas are validly issued, fully subscribed and paid up. If and to the extent of the pre-emptive right of acquisition in the terms set out in the by-laws of NUFER, there are no options or undertakings relating to the NUFER Quotas. There exist no sales, purchase and sales options agreements, nor agreements which guarantee preferential rights of any kind to third parties and thus no person nor entity has the right to acquire shares of NUFER except as set forth in Schedule 4.2.E.(i). Neither are there increases or reductions of capital pending registration or in progress.

(ii)	Since the Date of the Accounts, NUFER has not distributed nor agreed to distribute any final or interim dividends neither has it distributed nor agreed to distribute profits, reserves or funds in any other manner or paid or agreed to pay any bonuses or other extraordinary payments or made or agreed to make any acquisitions, redemptions or reclassification of the quotas in NUFER, except as set forth in Schedule 4.2(E)(iii).

(iii)	NUFER does not own or hold as security quotas of its own.

(iv)	NUFER has not furnished sureties, guaranties or bonds of any kind to third parties, except for those set out in Schedule 4.2(E)(iv).

(v)	Except as set forth in Schedule 4.2(E)(v), since the Date of the Accounts and until the date of the Agreement, NUFER has not:

(a)	Issued or resolved to issue quotas .

(b)	Changed its corporate by-laws.

(vii)	NUFER has been depositing its annual accounts with the Commercial Registry in compliance with existing legislation.

(viii)	The books or registers of any kind of NUFER are up to date and maintained in accordance with the legal requirements applicable, except where the non maintenance of such books and registers would not have a material adverse effect on NUFER.

In particular, the Minute Books of NUFER are duly legalized and contain the company resolutions taken by the distinct corporate bodies of the same from the date of its incorporation, except where the non legalisation and fulfilment of such Minutes Books would not have a material adverse effect on NUFER and none of said company resolutions having been challenged.

Such books and registers and whatever other documents (including documents relating to ownership and copies of all other resolutions which are in force to which NUFER was a party) which are the property of NUFER or which should be within its control or under its control, are within its effective power and under its control.

No notice has been received or claim made relating to the material incorrectness of any document, or which must be corrected.

All of the resolutions and documents which must be delivered have been delivered or filed at the Mercantile Registry, except if the non or later delivery or filing of such resolutions and documents would not have a material adverse effect on NUFER.

(F)	Financial Statements.

The NUFER Draft Balance Sheet and the NUFER Draft Proforma Balance Sheet:

(a)	are complete, accurate and true and have been prepared in accordance with the applicable law and regulations and with SGAAP, as these have been applied by NUFER in previous fiscal years, except with respect to the NUFER Non Related Assets and Liabilities, provided however that any such inaccuracy or lack of completeness under no event adversely affect the Purchaser’s rights under this Agreement;

(b)	provide a true, fair and complete view of the equity and the financial situation of NUFER comprising the NFT NUFER Shares on the date of the same.

All of the debts and debentures of NUFER are duly set out in the NUFER Draft Balance Sheet in accordance with SGAAP and their assets are valued in accordance with SGAAP.

All of the provisions which must be made or which should be made in accordance with SGAAP and relating to the NFT NUFER Shares have been duly entered and provided for in the NUFER Balance Sheet.

Since the Date of the Accounts:

(a)	there has been no occurrence in relation to NUFER which, in material terms, has adversely affected or could affect the equity, financial situation, results, assets goodwill or commercial operations of NUFER as they are reflected in the NUFER Draft Balance Sheet nor the NUFER Draft Proforma Balance Sheet .

(b)	NUFER has continued with respect to the NFT NUFER Shares to record all its assets, liabilities, operations, income and expenditure in their financial statements and in their books of account in the same way as that indicated in the accounting principles set out in the NUFER Draft Balance Sheet or the NUFER Draft Proforma Balance Sheet

(c)	there has been no change in the accounting policy nor in the valuation criteria applied by NUFER¸ except with respect to the NFT Non Related Assets and Liabilities, provided however that any such change under no event adversely affects the Purchaser’s rights under this Agreement ; and

(d)	no act or operation outside the scope of the ordinary course of business or market practice normally followed by NUFER has been commenced, effected, adopted or concluded, and NUFER has developed its activity as it has done in the past years.

(G)	Contracts, Agreements and Practices.

As of the date of the Agreement NUFER and unless otherwise indicated in Schedule 4.2.(G) is not party any agreement[1] neither has it assumed any existing undertaking other than this Agreement or as reflected in the NUFER Draft Balance Sheet.

(H)	Subsequent Activities

Except as set forth in Schedule 4.2(H), since the Date of the Accounts and until the date of the Agreement, NUFER has not:

(a)	Assumed any material obligation or liability outside the normal course of its business.

(b)	Sold, assigned or otherwise disposed of or made subject to charges or encumbrances any of their assets, except in the normal course of its business.

(c)	Assumed any additional indebtedness, granted securities or changed the terms or conditions of those existing, given moneys on loan, advanced payments to any third party, outside the normal course of its business.

(d)	Cancelled any credit.

(e)	Sustained any labour dispute or other labour circumstances having a material adverse effect on the business, assets or results of NUFER’s operations.

(f)	Changed the accounting principles except in the ordinary course of business of NUFER.

(I)	Compliance with laws. Litigation

NUFER has conducted at all times its business in accordance with all substantial aspects of the laws and regulations applicable in Spain, except where such failure would not have a material adverse effect on NUFER.

The Sellers to the best of their knowledge are not aware of any facts or circumstances that could give rise to a claim against NUFER which could reasonably be deemed to be material in relation to the transaction.

(J)	By-laws and powers of attorney

(i)	The existing By-laws of NUFER are as recorded in the relevant Commercial Registry and no act amending the By-laws is pending registration.

(ii)	The persons holding general powers of attorney to act representing NUFER and/or to draw from their bank accounts are those listed in Schedule 4.2(J). A copy of said powers of attorney is enclosed to Schedule 4.2(J).

(K)	Subsidiaries and Branches

NUFER has no interests in other companies, subsidiaries or branches, except as set forth in Schedule 4.2(K).

(L)	Capacity

This Agreement will create valid, binding and enforceable obligations for the NUFER Sellers.

(M)	No conflict

The execution and performance of this Agreement and of the other documents which are to be executed or performed in accordance with the terms of this Agreement, together with the performance of all of the operations contemplated in this Agreement or in said documents, by the NUFER Sellers or NUFER:

(a)	do not entail the breach of material laws, regulations, orders, norms or judgement applicable to the NUFER Sellers or NUFER;

(d)	to the best of the knowledge of the Sellers´ as of this date, do not require the Sellers to obtain any consent, approval or authorisation by the public authorities;

(b)	do not entail the breach of the provisions of the Articles of Association of NUFER

The above Representations and Warranties concerning NUFER made by the NUFER Sellers shall be true and accurate as of the date of this Agreement as well as of the Closing Date and any reference to date of the Agreement shall be made, mutatis mutandi, to the Closing Date and any reference to the NUFER Draft Balance Sheet or the NUFER Draft Proforma Balance Sheet shall be made to the NUFER Statutory Accounts and the NUFER Final Proforma Balance Sheet (for which purposes the NUFER Sellers shall issue the statements listed in Clause 10.2.)

4.3	The Purchaser makes to the Sellers the representations and warranties set out below (the “Representations and Warranties of Purchaser”).

(A)	The Purchaser is a business corporation duly organized, validly existing and in good standing under the laws of the Marshall Islands, and it complies with the legal requirements of Company Law applicable to it.

(B)	The Purchaser has not resolved upon its dissolution, merger or spin off.

(C)	The Purchaser has full capacity and standing to execute and perform this Agreement, which does not infringe its corporate by-laws or any other legislation, administrative regulation, agreement, contract or undertaking by which it is bound.

(D)	The Purchaser has adopted all such corporate or other resolutions that may be necessary to execute and implement this Agreement, including all required resolutions to be adopted by its bodies of administration.

(E)	The representative of the Purchaser is authorized to execute this Agreement for and on behalf of the Purchaser.

(F)	This Agreement will create valid and binding obligations for the Purchaser on all their terms.

(G)	The execution and performance of this Agreement and of the other documents which are to be executed or performed in accordance with the terms of this Agreement, together with the performance of all of the operations contemplated in this Agreement or in said documents, by the Purchaser:

(a)	do not entail the breach of material laws, regulations, orders, norms or judgement applicable to the Purchaser;

(b)	to the best of the knowledge of the Purchaser as of this date, do not require the Purchaser to obtain any consent, approval or authorisation by the public authorities;

(c)	do not entail the breach of the provisions of the Articles of Association of the Purchaser.

4.4	Other undertakings in relation to the Representations and Warranties.

4.4.1	The Representations and Warranties concerning NFT Group and the Representations and Warranties concerning NUFER are collectively referred to in this Agreement as the “Representations and Warranties”.

4.4.2	Continuance of the Representations and Warranties.

The Representations and Warranties set out in clause 4 shall remain in force upon the execution of this Agreement and shall be deemed to be repeated on the Closing Date in the form as defined in Clause 10.2 (v).

The existence of the Due Diligence does not limit in any way the aforementioned Representations and Warranties.

At the Closing, the Purchaser shall deliver to the Sellers a certificate certifying that it does not have any actual knowledge of any actual loss that will not be adjusted for in the Price Adjustments.

4.4.3	Essential character of the Representations and Warranties

These Representations and Warranties are an essential part of the entering into of this Agreement by the Purchaser and the Sellers.

4.4.4	Representations and Warranties set out in this Agreement are complete and accurate.

5.	INDEMNITY

5.1	General regime

5.1.1	In this Clause 5, references to the Purchaser shall include the NFT Group and/or NUFER, the Sellers shall be liable to the Purchaser for:

(i)	any declared or hidden liabilities of NFT Group not set forth in the NFT Consolidated Proforma Balance Sheet arising from or in connection with events, acts or omissions originating before the Closing Date and;

(ii)	any declared or hidden liabilities not set forth in the NFT Consolidated Proforma Balance Sheet arising from the NFT Non Related Assets and Liabilities and/or its transfer and sale;

(iii)	any declared or hidden liabilities of NFT Group arising from the draft Tax Income Return referred to in Clause 10.2 (vii).

(iv)	any losses and damages with respect to environmental incidents (unlawful discharge of a hazardous substance into the environment or the failure to record or report it in case it has occurred) that have taken place prior to the Closing Date. The Sellers shall not be liable with respect to environmental incidents that have taken place after the Closing Date, regardless that they are caused by acts or omissions originated before the Closing Date.

5.1.2	Additionally, the NUFER Sellers shall be liable to the Purchaser and/or NUFER within the framework of this Agreement for:

(i)	any declared or hidden liabilities of NUFER not set forth in the NUFER Proforma Balance Sheet arising from or in connection with events, acts or omissions originating before the Closing Date and,

(ii)	any declared or hidden liabilities not set forth in the NUFER Proforma Balance Sheet arising from the NUFER Non Related Assets and Liabilities and/or its transfer and sale.

(iii)	any declared or hidden liabilities of NUFER arising from the draft Tax Income Return referred to in Clause 10.2 (vii).

5.1.3	Neither the Sellers nor the NUFER Sellers shall be obliged to indemnify the Purchaser until the losses and damages subject to indemnification have been quantified and are due and owing, so that contingent liabilities shall not be subject to indemnification until they become actual liabilities.

In the event that any claim or liability interferes or may interfere with the normal business of the NFT Group or NUFER in the cases indicated in Schedule 5.1.3, the Sellers shall be obliged to post a security for such claim or liability, as soon as practicable, to enable NFT Group or NUFER to carry on its business and, thereafter, seek indemnity from the Sellers. Should the Sellers fail to comply with this obligation, the Purchaser shall be entitled to post the required security at the Sellers’ cost and expense.

5.1.4	The Sellers´ and NUFER Sellers ´ liability for indemnification and Purchaser’s rights to indemnification shall be governed only by the express provisions of this Clause.

5.1.5	Under no event shall any matter be subject of double indemnification by making the relevant claim in relation with both NFT and NUFER.

5.1.6	In respect of third party claims , the Purchaser shall always have the final decision as to whether settle or contest the claim, provided that should this final decision be contrary to Sellers decision, the Purchaser shall indemnify and hold harmless the Sellers of any additional losses, costs and expenses that the Sellers may suffer as a consequence of contesting or settling the claim following the Purchaser’s decision

5.1.7	Rights of Purchaser to claim indemnity under this section 5 shall in no event be limited by any qualifications made the Sellers and/or the NUFER Sellers in section 4, such as, material adverse effect, substantially or similar terms.

5.2	Admissibility of claims

5.2.1	For the purpose of section 5.1. above, the Sellers shall not be obliged to indemnify the Purchaser for claim to the extent the failure of the Purchaser to comply with the notification requirements set forth in Clause 5 prevents the ability for the Sellers to defend the claim being made by a third party.

5.2.2	The rights of the Purchaser to claim shall expire:

(i)	As regards claims related to the Oil Tankers and/or LNG Vessels and the contracts indicated in Schedules II.2 and III.2 of the NFT Group, 90 days after the Closing Date;

(ii)	As regards tax, social security and labor claims upon the expiration of the statute of limitation of the underlying tax, social security or labor legislation obligations;

(iii)	As regards environmental claims, on the fifth (5) anniversary of the Closing Date;

(iv)	All other claims, on the first anniversary of the Closing Date;.

The time barring of said periods under the above-agreed statute of limitation shall be interrupted in the case that liabilities or claims are detected and duly notified by the Purchaser to the Sellers´ Representative (as such term is defined in Clause 19 below) or the NUFER Sellers, as may be the case, within the referred periods.

Under no event, the Sellers or the NUFER Sellers´ liability shall arise if the claim or liability responds to changes in the legislation made after the Closing Date.

5.3	Specification of the Liability

5.3.1	For the convenience of the parties the Purchaser agrees to aggregate all claims for indemnity into Euros 100,000 lots prior to presenting such claims to the Sellers for payment. At the expiration of the indemnity period the Purchaser shall present the Sellers with the remainder of the claims for payments, even if such lot is less than Euros 100,000. Notwithstanding the aggregation of claims the Purchaser shall advice the Sellers of claims in accordance with Clause 5.4.

5.3.2	When quantifying the Sellers’ and the NUFER Sellers’ liability hereunder, the following items or amounts shall always be deducted:

(i)	Any amount in respect of indemnification actually collected (or that although collectable, non collected due to the non diligence of the Purchaser) from an insurance company or any other third party by the NFT Group or NUFER, or the Purchaser, in respect of the occurrence of the loss that gave rise to the claim or liability.

(ii)	The amount of any tax savings actually realized of the NFT Group and/or NUFER and/or the Purchaser related to the claim or liability.

(iii)	The amount actually collected (or that although collectable, non collected due to the non diligence of the Purchaser) resulting from any hidden assets described in Schedule 5.3.2. of the NFT Group or NUFER originating from events that occurred before the Closing Date. If not deducted, said amount shall be kept by NFT Group or NUFER, as applicable, until the expiration of the time limits indicated above for claims when it shall then be returned to the Sellers.

5.3.3	The total amount to be paid by the Sellers plus the NUFER Sellers to the Purchaser and/or the NFT Group and/or NUFER under the provisions of this Clause may never exceed a sum equal to FIFTY MILLION US DOLLARS. The foregoing notwithstanding, claims related to the Oil Tankers and/or LNG Vessels and the related contracts of the NFT Group will have a total maximum limit of 100% of the Purchase Price, provided however that in the event that the Purchaser files a claim, within the period of ninety days after Closing Date, in an amount equal to or higher than FIFTY MILLION US DOLLARS related to the Oil Tankers and/or LNG Vessels and/or said contracts, the Sellers may, at their option, elect to either indemnify pursuant to this Agreement or to resolve the transaction. In this case, the Sellers shall return to the Purchaser the Purchase Price and the Purchaser shall return to the Sellers the Shares, as received at Closing Date, and through the Shares, the Purchaser shall return to the Seller, the business of the NFT Group without any material change. The above notwithstanding, claims related to the title of ownership of the Shares will have no maximum limit.

5.4	Procedure

5.4.1.	The Purchaser shall promptly (and in any event no later than twenty days after the Purchaser becomes aware of facts sufficient to show a claim exists) remit that claim in writing together with the relevant documentation to the Sellers´ Representative. The notice shall describe in sufficient detail the events or circumstances giving rise to the liability.

Upon receipt of the claim by the Sellers´ Representative, a term of twenty (20) business days shall commence during which the parties shall attempt to reach an agreement on the particular claim. In so attempting to reach an agreement the parties may seek the opinion of their respective auditors. On expiration of this term and if the Parties have not reached an agreement, the course for the settlement of disputes stipulated in Clause 22 below shall become available. Should the parties reach an agreement, the Sellers or the NUFER Sellers, as applicable, shall pay the amount stipulated in that agreement within twenty (20) business days after the date of the relevant agreement, unless otherwise decided by the parties.

5.4.2.	In addition to the obligation contained in the previous section, the Purchaser shall inform the Sellers´ Representative, of the existence of any third party claim or tax audit notice that may lead to an admissible claim within a period of seven business days as from the date in which the the Purchaser has knowledge of them or in that other period which does not prevent the Sellers and/or the NUFER Sellers in exercising their rights. Failure by the Purchaser to comply with the obligation of notification set out in sections 5.4.1. and 5.4.2. shall result in the inadmissibility of the claim against the Sellers or the NUFER Sellers.

5.4.3.	Once it has been notified, the Sellers´ Representative may at his discretion assert and conduct all available recourses, actions and defenses to refute or oppose any third party claim or those administrative acts apt to lead to its liability hereunder, before any Administration and court.

Particularly and without limitation to the above, the Sellers´ Representative may carry out discussions, contacts, allegations and other formalities within the framework of any action or inspection by the responsible administrative or judicial agency. The Sellers´ Representative may make use of these authorities through the advisors it designates, upon whom the Purchaser and the NFT Group and NUFER shall confer the powers of attorney or authorities necessary for the discharge of their duties, in the understanding that the Sellers or the NUFER Sellers, as applicable, shall meet all the costs of the advisors in the relevant proceedings and shall reimburse the Purchaser, the NFT Group or NUFER of any costs in respect to such proceedings; provided however, that in the event that any of the NFT Group or NUFER or the Purchaser are awarded fees and costs of any nature in respect to such proceedings, such amounts shall be promptly referred to the Sellers or the NUFER Sellers, as applicable.

The Sellers´ Representative shall keep the Purchaser informed at all times of its actions under this paragraph and shall consult with the Purchaser on the taking of any relevant decision.

5.4.4.	The Sellers or the NUFER Sellers, as may apply, may also settle the third party claim on the condition that, before or at the time it becomes bound by the settlement, it makes available to the Purchaser or the NFT Group or NUFER the funds that the Purchaser or the NFT Group or NUFER have to pay to the third party in accordance with the settlement.

5.4.5	The Sellers or the NUFER Sellers, as applicable, will pay any amount to be paid according to the relevant final decision or award which gives termination to such third party claim or administrative act within twenty (20) business days after the date upon which such decision or award becomes definitively final and conclusive.

5.5	Security

As security for the Purchaser’s indemnity rights under this section 5, the Purchaser shall have the right to deduct, from the sum pending to be contributed by the Purchaser to the Joint Company TT, the amounts not paid by the Sellers or the NUFER Sellers, pursuant to Clause 5 .

Should the Sellers or the NUFER Sellers not comply with their obligations pursuant to Clause 5, after the date the Purchaser has contributed to the Joint Company TT the amounts contemplated in Clause 7 below, the Purchaser shall be entitled to any dividend and/or reimbursement to which the Sellers (through a company) may be entitled in the Joint Company TT, as shareholders thereof, in the amount that sufficiently covers the obligation of the Sellers, as per the pledge of dividends agreement (the “Pledge of Dividends Agreement”) that shall be entered into between the Sellers and the Purchaser , in a form substantially similar to that attached in Schedule 5.5 (to be negotiated in good faith between the parties), at Closing Date.

6.	PERIOD BETWEEN SIGNING AND CLOSING DATE Prior to the Closing Date:

6.1	The Non Related Assets and Liabilities shall be excluded and transferred by the Sellers from NFT and by the NUFER Sellers from NUFER, so that, on the Closing Date, NFT will only own NFT Subsidiaries Shares together with the Shipping Business and NUFER will only own the NFT NUFER Shares.

In the event that any contingency of whatsoever nature arises for NFT from the transfer and exclusion of the Non Related Assets and Liabilities and the Purchaser suffers a loss or damage, the Sellers shall be liable to the Purchaser for said loss or damage, which liability shall be governed by the provisions of Clause 5 above.

In the event that any contingency of whatsoever nature arises for NUFER from the transfer and exclusion of the Non Related Assets and Liabilities and the Purchaser suffers a loss or damage, the NUFER Sellers shall be liable to the Purchaser for said loss or damage, which liability shall be governed by the provisions of Clause 5 above.

When quantifying the liability arising from the above referred contingencies, the Parties agree that the amount to be paid to the Purchaser will be the net amount taking into account the tax credits that may be applicable arising from the exclusion of the Non Related Assets and Liabilities (i.e. if the transfer of certain asset produces a capital gain and the transfer of another asset produces a loss, the amount to be paid to the Purchaser will be the net effect for the relevant company).

6.2	Pursuant to Clause 1.4 the M/V “Tito Tapias” will be transferred from Naviera Nellamar España, S.L. (a subsidiary of NFT forming part of the NFT Non Related Assets and Liabilities) to NFT together with the financing agreements and related guarantees as listed and described in Schedule 6.2, and free from any other liabilities, liens, charges and/or any other encumbrances, except those described in Schedule 6.2. and any cash payment due to the above mentioned transfer that shall be considered in the NFT Final Proforma Balance Sheet.

In the event that any contingency of whatsoever nature arises for NFT from the transfer of M/V “Tito Tapias” and the Purchaser suffers a loss or damage, the Sellers shall be liable to the Purchaser for said loss or damage, which liability shall be governed by the provisions of Clause 5 above.

6.3	The Sellers shall cause the current directors of NFT Group and NFT Subsidiaries to draw each of the statutory accounts and the Sellers shall approve the audited statutory accounts of the NFT and of NFT Subsidiaries to be compulsory filed before the Spanish Commercial Registry in accordance with Spanish law , respectively closed as of December 31, 2003 (the “NFT Statutory Accounts” and, the “NFT Subsidiaries Statutory Accounts” referred, collectively as the “NFT Group Statutory Accounts”)

The Sellers shall cause the current directors of NFT Group to draw the statutory consolidated accounts which shall be audited and the Sellers shall approve the audited consolidated statutory accounts of the NFT Group to be compulsory filed before the Spanish Commercial Registry in accordance with Spanish law, respectively closed as of December 31, 2003 (the “NFT Consolidated Statutory Accounts”).

The NUFER Sellers shall cause the current directors of NUFER to draw the statutory accounts and the NUFER Sellers shall approve the audited statutory accounts of NUFER to be compulsory filed before the Spanish Commercial Registry in accordance with Spanish law , respectively closed as of December 31, 2003 (the “NUFER Statutory Accounts”).

The Sellers and the NUFER Sellers shall provide the Purchaser with the NFT Group Statutory Accounts, the NFT Consolidated Statutory Accounts and the NUFER Statutory Accounts no later than April 15, 2004.

Additionally, and also no later than April 15, 2004 the Sellers and the NUFER Sellers shall prepare and provide the Purchaser with the adjusted NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet.

The NFT Final Consolidated Proforma Balance Sheet and the NUFER Final Proforma Balance Sheet will comprise a balance sheet and the related notes regarding the accounting principles used for its preparation.

6.4	The Sellers shall do everything in their power so that the NFT Group, and the operation of the Oil Tankers and the LNG Vessels, continue in the ordinary course of business and shall not, without the prior written consent of the Purchaser:

(a)	enter into any material agreement or agreement with a term exceeding Six (6) months or agreement for an amount in excess of ONE MILLION EURO (1,000,000) and/or agreements of any kind that could negatively affect the present financial status of the NFT Group or leave them in a materially worse commercial position; the Purchaser shall procure to provide to the Sellers the best reasonably possible market conditions regarding the Vessels´ insurance policies, acquisition of equipment and maintenance and the Sellers shall elect the proposal of the Purchaser in case it is more favourable.

(b)	dispose of, encumber, assign, transfer, sale and/or any asset, except as otherwise foreseen in this Agreement, nor will they make substantial changes in the manner the day to day business is conducted. Likewise, the Sellers will not give or take options of any kind, modify or voluntarily terminate any lease, contract, agreement or commitment in force with a material adverse effect on the Shipping Business;

(c)	invest, borrow money, enter into any loan, commit themselves to any credit, repay in advance any debt nor issue any guarantees;

(d)	hire new employees, advisors, managers nor will they dismiss with indemnities or redundancy payments beyond the limits provided for by the applicable laws and regulations.

(e)	modify the existing remuneration conditions of the employees.

6.5	The NUFER Sellers will proceed in the same manner as provided in Clause 6.4 above with respect to NUFER.

6.6	To the extent that it may depend on the Sellers, they shall cause the NFT Group to adopt the appropriate measures to preserve and protect the Shipping Business, in particular and without limitation, the Oil Tankers and the LNG Vessels. The NUFER Sellers will proceed in the same manner with respect to NUFER.

7.	JOINT COMPANY FOR NEW PROJECTS

7.1	On the date of this Agreement the Sellers and Purchaser have entered into a joint venture agreement (the “Joint Venture Agreement”) which shall become effective at Closing Date.

7.2	The Parties acknowledge that NFT is currently participating in a bidding process for the acquisition of a subsidiary of the Portuguese company, GALP ENERGY. In the event that said bid is awarded to NFT, the project will be offered to the Joint Company TT. In the event the Joint Company TT elects not to undertake the project, the Sellers shall be obligated to assume all rights, liabilities and obligations in connection with the performance of the said project.

8.	EXCHANGE RATE (EURO-US$)

The Purchaser has agreed to pay the Purchase Price in United States Dollars. This notwithstanding, the Sellers may, at any time up to five (5) business days before the Closing, elect to convert the payment of some or all of the Purchase Price into Euros by notifying the Purchaser in writing of such election and the amount of United States Dollars that the Sellers wish to receive in Euros (the “Election”). The Purchaser shall, within two (2) business days of receiving such notification, enter into a forward purchase contract to acquire Euros in the amount of the Election, with a settlement date within three (3) business days of the Closing Date. On the Closing Date, the Parties shall calculate the Purchase Price in United States Dollars in accordance with the terms of this Agreement. The Purchase Price, as adjusted, shall be paid by the Purchaser:

(i)	up to the Election Amount, in Euros based on the exchange rate actually obtained by the Purchaser at the time of the Election; and

(ii)	the balance, if any, in United States Dollars.

In the event that the Closing Date is extended at the request of the Sellers, the settlement date of the forward contract shall be automatically extended within three (3) business days of the amended Closing Date and any costs and losses related to such extension and the forward contract shall be borne by the Sellers. If the Closing does not take place do to a default of the Sellers, the Sellers shall indemnify and hold harmless the Purchaser for all costs and losses associated with unwinding of the forward contract.

9.	CONDITIONS PRECEDENT TO CLOSING

9.1	The execution of the Sale and Purchase which is the purpose of this Agreement (payment of the price and delivery of the Shares), and thus the closing of the transaction which is the purpose of this Agreement are expressly conditional on the fulfilment of the provisions of this clause prior to the Closing Date (as such term is defined in clause 10).

9.2	The Conditions Precedent listed in Clause 9.3 (i), (ii) and (iii)(b) are for the sole benefit of the Purchaser except with respect to the consent provided for in Schedule 9.2, and the express waiver of the Conditions by Purchaser shall be equivalent to their performance for the purposes of this Agreement. In the event that the consent provided for in Schedule 9.2 has not been obtained: (i) the Purchaser will not be entitled to waive such condition 9.3(i) in respect of the consent contain in Schedule 9.2 and, (ii) Sellers shall not be entitled to sell or otherwise dispose of the Oil Tankers to which the consents in Schedule 9.2 refer for a period of one (1) year as from the Closing Date. Disposal or sale by Sellers in breach of (ii) above, shall entitle Purchaser to a penalty amounting to US Dollars THIRTY MILLION (30,000,000).

9.3	The obligations of the Purchaser to complete the transaction contemplated in this Agreement shall be subject to:

(i)	satisfaction of the condition that the counterparties to the agreements indicated in Schedule 9.3 attached herewith, grant their written consent to the change of control that will result from the transaction contemplated in this Agreement,

(ii)	NUFER and NFT having transferred and excluded the Non Related Assets and Liabilities pursuant to Clause 6.1; and

(iii)	no material adverse change in the business and undertaking of the NFT Group shall have occurred after the 31st of December of 2003. For these purposes, material adverse change is defined as (a) the loss of any of the Oil Tankers or the LNG Vessels and/or (b) the termination or material modification of either of the Oil Tankers Financing Agreements, the Oil Tankers Charter Party Agreements, the LNG Financing Agreements and/or LNG Charter Party Agreements, and/or (c) any oil spill having material and substantial adverse consequences and/or (d) any other material event which prevents the operation of the Oil Tankers or the LNG Vessels.
(collectively the “Conditions Precedent”).

9.4	The Parties shall use their best joint efforts in order to obtain as soon as possible the consents and authorizations referred to in Clause 9.3 above and both Parties shall diligently cooperate in preparing and executing any actions and documents which may be required to such effect.

9.5	The Seller’s Representative shall provide the Purchaser not less than five [5] business days prior to Closing Date with: (a) written confirmation that the Non Related Assets and Liabilities have been transferred and excluded from NFT and NUFER and (b) documentary evidence showing the consents obtained pursuant to Clause 9.3. (i).

9.6	Save for the exception provided for in Clause 9.7 below, in the event that five [5] business days prior to the Closing Date, the Conditions Precedent referred to in Clause 9.3 (i) and Clause 9.3 (ii) above have not been met, the Purchaser may elect at its sole option either to;

(a)	waive the non fulfillment of such Conditions Precedent except as provided for in Clause 9.2 and continue with the performance of this Agreement; or

(b)	terminate this Agreement, in which case the Purchaser shall recover the amount of the Payment on Account together with the interest accrued thereof and, additionally, the Sellers shall, only in the case of non fulfillment of the Condition Precedent provided in Clause 9.3(ii) and subject to clause 9.7, indemnify the Purchaser by means of a penalty on the amount of THIRTY MILLION DOLLARS USD 30,000,000

9.7	Should the exclusion of the Non Related Assets and Liabilities have not been carried out five [5] business days prior to the Closing Date, the Sellers may notify in writing to the Purchaser, no later than three (3) days prior to the Closing Date, that the said exclusion has not been carried out and that an extension is needed in order to proceed with the exclusion. In such a case, the Closing Date shall be postponed for a period of ninety [90] calendar days upon the expiration of which if the exclusion of the Non Related Assets and Liabilities has not taken place, the Purchaser may elect at its sole option to proceed as established in Clause 9.6 (a) or Clause 9.6 (b) above.

The non exclusion from NUFER or NFT of bank debts amounting in aggregate up to 25,000,000 US$, will not be considered as a non fulfillment of the condition precedent 9.3 (ii). Should the Sellers decide that such debts are to remain in NUFER or NFT at Closing Date, then: (i) any and all costs related to such debts’ early amortization will be borne entirely by the Sellers; (ii) the Sellers shall provide a certificate issued by the relevant bank to which the credit stands containing a statement on the exact amount, including but not limited to any related costs and expenses, required to fully amortize the relevant debt as on Closing Date (iii) such bank certificates will be included by the Sellers in the notice to be sent to Purchaser on April 15, 2004, together with any further information as described under Clause 2.6 and shall be taken into account in order to calculate the Price Adjustments pursuant to Clause 2.5.

Additionally, the Sellers shall indemnify the Purchaser by means of a penalty in the amount of THIRTY MILLION DOLLARS USD 30,000,000 in case that, the Conditions Precedent above having been fulfilled, the Sellers breach their obligation to execute the Sale and Purchase which is the purpose of this Agreement.

9.8	In the event that the consents referred to in paragraph 9.3.(i) in relation to the transfer of the Oil Tankers have not been obtained by the Closing Date, but all the consents corresponding to the LNG Vessels have been granted, then either of the parties may elect that the transactions contemplated in this Agreement be completed with respect to the LNG Business, for a price of USD ONE HUNDRED AND SEVENTY MILLION (USD 170,000,000) to be adjusted in accordance with Clause 2.5.

For the purposes of this Clause 9.8, the references contained in this Agreement to the Shipping Business shall be deemed to be made, mutatis mutandi, to the LNG Business. In this event, any reference made in this Agreement to the Sellers shall be deemed to be made, mutatis mutandi, to NFT.

As security for the Purchaser’s and the Sellers’ rights under this Clause 10.7, respectively, NFT hereby grants to the Purchaser a Call Option (the “LNG Call Option”) and the Purchaser hereby grants to NFT a Put Option (the “LNG Put Option”) as a means to purchase and sale all and only all the NFT Subsidiaries Shares under the same terms and conditions, mutatis mutandi, of this Agreement, as a means to acquire and transfer the LNG Business. The LNG Call Option will be exercised within a term of 15 business days after Closing Date. The LNG Put Option will be exercised within a term of 15 days after the expiration of the term of exercise of the LNG Call Option.

9.9	In the event that the consents referred to in paragraph 9.3.(i) referred to the transfer of the LNG Vessels have not been obtained by the Closing Date, the Purchaser may elect that the transactions contemplated in this Agreement be completed with respect to the LNG Business, for a price of USD ONE HUNDRED AND SEVENTY MILLION (USD 170,000,000) to be adjusted in accordance with Clause 2.5., and in this case, the Purchaser shall indemnify the Sellers of any costs, expenses, losses and damages vis a vis the banks due to such lack of consent.

For the purposes of this Clause 9.9, the references contained in this Agreement to the Shipping Business shall be deemed to be made, mutatis mutandi, to the LNG Business. In this event, any reference made in this Agreement to the Sellers shall be deemed to be made, mutatis mutandi, to NFT.

As security for the Purchaser’s rights under this Clause 9.9, NFT hereby grants to the Purchaser a Call Option (the “Second LNG Call Option”) as a means to purchase and sale all and only all the NFT Subsidiaries Shares under the same terms and conditions, mutatis mutandi, of this Agreement, as a means to acquire and transfer the LNG Business. The Second LNG Call Option will be exercised within a term of 15 business days after Closing Date.

10.	CLOSING AND CLOSING DATE

10.1	The Parties, acknowledging that the Board of Directors of the Purchaser has already approved the transaction and to the extent of the absence of any material adverse changes in the Shipping Business during the period of January 1, 2004 to the date of today, agree that the payment of the price and the delivery of the Shares (the “Closing”) shall take place, subject to the satisfaction of the conditions precedent referred to in Clause 10, no later than April 30, 2004, unless such date is extended by written agreement between the Parties (the “Closing Date”).

10.2	At the Closing Date, the Parties shall carry out the following actions:

(i)	The Sellers and the Purchaser shall appear before a Notary Public in the city of Madrid to be designated jointly by the Sellers and the Purchaser in order to execute the transfer of the NUFER Quotas by the NUFER Sellers and the NFT Minority Shares by the Minority Sellers and the shares of the LNG Companies owned by Mr. Fernández Tapias and by Mr. Borja Fernández-Tapias Riva in the terms and conditions contained in this Agreement.

(ii)	The Sellers shall deliver to the Purchaser the share certificates or provisional share certificates or title or deed of ownership, as the case may be, representing the Shares and making the appropriate entries in the Stock Registers of NUFER and NFT. Likewise, Mr. Fernandez Tapias shall deliver to the Purchaser, the share certificates or provisional share certificates or title or deed of ownership, as the case may be, representing the shares he owns in each of the LNG Companies and making the appropriate entries in the Stock Registers of each of the LNG Companies.

(iii)	The Purchaser shall pay to the Sellers the Purchase Price (after deducting the Payment on Account with respect to the NUFER Quotas owned by Mr. Fernandez Tapias) in the proportions set forth in Schedule 10.2 (iii), by means of a money transfer of immediately available funds, value same day, to the bank account that the Sellers shall have designated.

(iv)	Mr. Fernández Tapias and the Sellers, as the case may be, shall issue a statement in writing as of the Closing Date certifying that the Non related Assets and Liabilities have been sold, transferred and excluded from NUFER and NFT as the case may be;

(v)	The Sellers shall issue a statement in writing dated as of Closing Date certifying the accuracy and correctness of the Representations and Warranties of the Sellers set out in Clauses 4.1 and 4.2 as they apply to the NFT Consolidated Statutory Accounts, the NFT Final Proforma Balance Sheet, the NUFER Statutory Accounts and the NUFER Final Proforma Balance Sheet;

(vi)	The Sellers shall deliver or shall make available to the Purchaser the following documentation concerning the Oil Tankers and the LNG Vessels:

(a)	Certificate of ownership.

(b)	Certificate of encumbrances.

(c)	All documentation pertaining to the each of the Vessels, including but not limited to the previous Confirmation of Class regarding the Oil Tankers and the LNG Vessels, the plans as well as other technical documentation.

(vii)	The Sellers shall deliver a draft duly completed of Corporate Income Tax return for fiscal year 2003 for NFT Group and for NUFER, which shall be accurate and complete and will not contain any incorrect entry or omission.

(viii)	The Sellers will cause the members of the Board of NUFER and the NFT Group to deliver their dismissal letters waiving any possible right to compensation , and the Purchaser will, and will cause NUFER and the NFT Group to, release the Board Members in writing of any liability relating to such offices.

11.	OTHER OBLIGATIONS OF THE PURCHASER

Promptly after Closing Date and in any event within thirty business days as from the Closing Date, the Purchaser shall rename the companies within the NFT Group, and it shall rename the Oil Tankers and the LNG Vessels as soon as practical and in any event no later than the next dry dock, in order to discontinue using the names “Fernández Tapias”, “F. Tapias” or “Tapias”. Mr. Fernández Tapias may request from the Purchaser copies of the relevant documentation supporting such renaming, which copies shall not be unreasonably withheld by the Purchaser.

12.	CONFIDENTIALITY

12.1.	The Purchaser shall keep confidential all the information and documentation furnished to it by the Sellers or its advisors until the Closing Date. If the Sale and Purchase is not consummated or if this Agreement is terminated for any cause, the Purchaser shall destroy or return to the Sellers all the information received from the Sellers in the possession of any of the directors, employees or advisors of the Purchaser and the Purchaser may never use such information for commercial ends. Such destruction or returning of the information referred above shall be certified in writing by the Purchaser.

12.2.	The Purchaser and the Sellers shall not disclose any details of this Agreement and of the negotiations leading to its signing until the Closing Date, except as to mandatory communications required by the applicable laws, provided however that any party making such communication shall provide to the other party a draft of the communication not less than 48 hours prior to its release and shall reasonable agree with the amendments thereto that such other party may reasonably request.

12.3.	The Purchaser and the Sellers shall use their best efforts to cause their directors, employees and advisors to comply with the contents of this Clause.

13.	ASSIGNMENT

The Purchaser may assign to any of its wholly owned and controlled subsidiaries any of its rights and obligations contained herein. Assignor and assignee shall be jointly and severally liable for the performance of the obligations arising from this Agreement and will execute such undertaking in writing simultaneously with the assignment. The Sellers will cooperate to the extent required to complete any assignment as and when reasonably required by the Purchaser.

14.	NEW BUSINESS

14.1.	For so long as a Seller is involved in the Joint Company TT, that Seller shall refer to the Joint Company TT all their new business projects concerning the Spanish market or to operations of, or led by, Spanish clients or whose parent company is Spanish and related to the maritime transport of gas and, all period charters regardless of term relating to the transportation of oil and oil derived products. Should the approval of a Business Project be denied by the Joint Company TT, the Seller having proposed it shall be entitled to undertake such Business Project in the same terms as described in the Joint Venture Agreement.

14.2.	In the event that a Seller voluntarily leaves the Joint Company TT, then for a period of three (3) years as from Closing Date, other than as contemplated by the Joint Venture Agreement referred to in Clause 7, such Seller shall not be involved nor undertake business in any way whatsoever, individually or collectively, whether directly or indirectly, in the maritime transport of gas and all period charters, regardless of length, in relation to the transportation of oil and oil derived products, in particular, but not limited to the following, the Sellers, directly or indirectly,

(i)	shall not have nor constitute any business or company, nor acquire any business or shareholding in companies, nor collaborate or maintain an employment relationship, provide services, or maintain a management or advisory relationship with the same, in the maritime transport of gas and all period charters, regardless of length, in relation to the transportation of oil and oil derived products;

(ii)	shall not undertake or promote offers of employment or provision of services, nor employ employees or persons connected with any of the NFT Group, without the prior written consent of the Purchaser

15.	SOLE AGREEMENT. WAIVER

15.1	This Agreement is the only valid document between the Parties and it replaces any other document, report, letter and communication existing before it. The relations between the Parties arising from this Sale and Purchase shall therefore be governed only according to this Agreement, particularly as regards the system of liability of the Sellers, and Purchaser’s rights of indemnity.

15.2	The failure of any party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any right or remedy herein contained shall not be construed as a waiver or as a relinquishment for the future of such term, provision, right or remedy, or of any other, but the same shall continue and remain in full force and effect. No waiver by any party of any term or condition hereof shall be deemed to have been made unless expressed in writing and signed or initialled by an authorized representative of such party.

16.	PUBLIC INSTRUMENT. SCHEDULES

This Agreement shall be granted into public deed on or before Closing Date.

The Schedules to this Agreement shall be countersigned by the Purchaser and by Mr. Azcona, in representation of the Sellers.

17.	SEVERABILITY

If any provision herein, or the application thereof to any circumstance of this Agreement, is held to be unenforceable, invalid or illegal by any court, arbitration tribunal, government agency or regulatory body of competent jurisdiction, (i) such provision shall be deemed deleted from this Agreement or not applicable to such circumstance, as the case may be, and the enforceability, validity and legality of the other provisions of this Agreement shall not be affected or impaired thereby; and (ii) the parties shall negotiate in good faith to agree on replacement terms that shall be enforceable, valid, legal, and consistent with the initial intent of the parties.

18.	TAXES AND EXPENSES

Each party shall pay all the taxes, expenses, brokerage commission and fees incurred by them in connection with this transaction and this Agreement.

The fees of the Notary Public attesting the documents that will be executed at the Closing Date shall be borne by the parties on a fifty-fifty basis.

19.	SELLERS' REPRESENTATIVE.

19.1	For all purposes provided in this Agreement, the Sellers hereby appoint, on an irrevocable basis until the expiry of the time limits for making or receiving any claim under this Agreement, Mr. Fernández Tapias as representation of each and every one of the Sellers (hereinafter, the “Sellers’ Representative”). Mr. Fernández Tapias hereby accepts his appointment as Sellers’ Representative on the terms hereof and undertakes to perform the duties of representation on the terms of this Agreement, including, but not limited those of the Escrow Agreement.

19.2	Acts of the Sellers through the Sellers’ Representative: All notices, decisions, acts and agreements with the Purchaser or with the Bank and the Sellers’ Representative shall be binding on each and every one of the Sellers. The Sellers’ Representative shall hold the widest powers of representation of all the Sellers in relation to the performance of this Agreement. In particular, the Seller’s Representative is authorized to:

(a)	receive or send any notice from or to the Purchaser or from or to the Bank;

(b)	bring or defend any claim or proceeding, in or out of court or by arbitration, vis-à-vis the Purchaser;

(c)	receive and defend any claim or proceeding, in or out of court or by arbitration, brought by the Purchaser;

(d)	name advisors, incur expenses, drop proceedings and reach settlements;

(e)	carry out any action on behalf and for the account of the Sellers.

The appointment of the Sellers’ Representative by the Sellers shall not be construed to any extent whatsoever to limit each of the Sellers personal financial liability under this Agreement.

19.3.	All of the above such that any notice, claim, proceeding or act of the Purchaser or of the Bank sent to, brought against or made with the Sellers’ Representative shall bind all and each of the Sellers; and any notice, claim, proceedings or act of the Sellers sent to, brought against or made with the Purchaser or the Bank shall only be valid if sent, brought or made by the Sellers’ Representative.

19.4	Similarly, in the event that the Sellers’ Representative is unable to continue acting as such for whatever reason, including death, incapacity or some other, the Sellers undertake to appoint as soon as possible another Sellers’ Representative and immediately to notify the Purchaser of the name of that new Sellers’ Representative. In the event that the Sellers do not name a new Sellers’ Representative the Purchaser and the Bank shall send the notices provided in this Agreement to the other Sellers.

19.5	For the purposes of this Agreement, communications and notices sent by the Sellers shall have no effect or validity whatsoever unless sent through the Sellers’ representative.

20.	NOTICES

20.1	Any notice to be served hereunder shall be served in writing to the following addresses:

(i)	If addressed to the Sellers’ Representative, Attention Mr. Fernando Fernandez Tapias Calle Lanzahita n°8. Madrid. España Fax number: +34.91.373.34.35

(ii)	If addressed to the Purchaser,

          TEEKAY SHIPPING CORPORATION
          2100 - 550 Burrard Street
          Vancouver, British Columbia,
          Canada, V6C 2K2
          Attention General Counsel
          Fax number 1-604-609-6447

          With copy to:

          Uría & Menéndez

          Attention Mr. Luis Figaredo
          Jorge Juan, 6
          28001 Madrid
          Fax number: +34 91 586 05 00

20.2	The Parties may only change the above addresses and fax numbers by serving written notice addressed to the other party for its full knowledge. All notices and communications sent to the above addresses shall be deemed validly sent to the addressee unless the latter has notified the other party three [3] days prior to the notice in question of a change of address or fax numbers.

20.3	Notices may be served by registered or certified mail or by facsimile, or delivered in hand or by courier with evidence of receipt and shall be deemed to have been served on the date of its receipt at the address of the party to which it is addressed.

21.	LANGUAGE

This agreement is executed in English language. Attached herewith as schedule 21 is the Spanish translation of the agreement. The Spanish translation is a convenience translation only and shall not be utilized to construe the meaning of the agreement.

22.	APPLICABLE LAW. JURISDICTION

22.1	This Agreement shall be governed by and construed under the laws of Spain.

22.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to the exclusive jurisdiction of the High Court of England and Wales in London. All proceeding shall be conducted in the English language.

And in witness whereof, the Parties have signed this document in two counterparts in the place and on the date first written above.

____________________________________ Mr. Fernando Fernández Tapias	____________________________________ Ms. Nuria González Sánchez

____________________________________ Doble A Promociones S.A	____________________________________ Mr. Carlos Soto Otero

____________________________________ Mr. Melanio Enríquez Moure	____________________________________ Ms. Claudia Jorge Fernández

____________________________________ Mr. Borja Fernández-Tapias Riva	____________________________________ TEEKAY SHIPPING CORPORATION